UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Hyde, J.R., III
   6075 Poplar Avenue
   Memphis, TN  38119

2. Issuer Name and Ticker or Trading Symbol
   AutoZone, Inc. (AZO)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1998
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Stock Appreciation Right                       09/01/98       A     V   300.9                             (1)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Stock Appreciation Right       09/01/98  Common Stock                   300.9          $24.0937   514.7         D

Explanation of Responses:

(1)
Upon termination as a member of Board of Directors. The Stock Appreciation rights do not expire.

SIGNATURE OF REPORTING PERSON
/s/ Hyde, J.R., III
By: /s/Harry L. Goldsmith, Attorney-in-Fact
DATE    November 9, 1998

                               POWER OF ATTORNEY

        The undersigned hereby authorizes and designates Harry L. Goldsmith, as his true and lawful agent and attorney-in-fact to sign on his behalf any and all statements on Form 3, Form 4 and Form 5 under Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules promulgated thereunder, with respect to shares of Common Stock, or other equity securities of AutoZone, Inc. held by the undersigned or with respect to transactions in such shares or other equity securities by the undersigned, and to file on his behalf, any and all such reports with the Securities and Exchange Commission, and the New York Stock Exchange and AutoZone, Inc., and hereby ratifies any such action by such agent or attorney-in-fact. This power of attorney shall become effective as of the date indicated below and shall remain effective for so long as the undersigned shall be an officer or director of AutoZone, Inc., unless sooner revoked by the undersigned in writing.


                                        J.R. Hyde, III


                                        /s/ J.R. Hyde, III
                                        ------------------
                                        Dated: April 1, 1994